                                                                     EXHIBIT 2.1
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                             CONTRIBUTION AGREEMENT

                                  by and among

                          HALLMARK ENTERTAINMENT, INC.


                                CROWN MEDIA, INC.


                           LIBERTY MEDIA CORPORATION,


                           VISION GROUP INCORPORATED,


                             VISN MANAGEMENT CORP.,


                    NATIONAL INTERFAITH CABLE COALITION, INC.


                        CHASE EQUITY ASSOCIATES, L.L.C.,



                                       and



                           CROWN MEDIA HOLDINGS, INC.


                                   dated as of

                                January 27, 2000



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

                               TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE 1 - DEFINITIONS...............................................................................................1
         1.1      Definitions.........................................................................................1

ARTICLE 2 - THE CLOSING...............................................................................................6
         2.1      The Closing.........................................................................................6

ARTICLE 3 - THE EXCHANGES.............................................................................................7
         3.1      The Exchanges.......................................................................................7
         3.2      Delivery of Share Certificates......................................................................7

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF HEI.....................................................................7
         4.1      Corporate Existence.................................................................................8
         4.2      Power and Authority.................................................................................8
         4.3      Enforceability, etc.................................................................................8
         4.4      Capitalization......................................................................................9
         4.5      Consents and Approvals..............................................................................9
         4.6      Financial Statements................................................................................9
         4.7      Material Adverse Change............................................................................10
         4.8      Events Subsequent to the Date of the Last Audited Financial Statement..............................10
         4.9      Absence of Undisclosed Liabilities.................................................................10
         4.10     Taxes..............................................................................................10
         4.11     Litigation.........................................................................................11
         4.12     Insurance..........................................................................................11
         4.13     Conflicts of Interests.............................................................................12
         4.14     Licenses...........................................................................................12
         4.15     Intellectual Property Rights.......................................................................12
         4.16     Contracts and Commitments..........................................................................12
         4.17     Customers and Suppliers............................................................................14
         4.18     Plans..............................................................................................15
         4.19     Employee Matters...................................................................................15
         4.20     Brokers, etc.......................................................................................16
         4.21     Year 2000 Compliance...............................................................................16
         4.22     Operations of the Company..........................................................................16
         4.23     Compliance with Laws...............................................................................16

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF CEA....................................................................16
         5.1      Existence; Power and Authority.....................................................................16
         5.2      Enforceability, etc................................................................................17
         5.3      Ownership..........................................................................................17
         5.4      Consents and Approvals.............................................................................17
         5.5      Purchase for Investment............................................................................17
         5.6      Financial Matters..................................................................................17
         5.7      Adequate Access to Personnel and Materials.........................................................18

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
         5.8      Brokers, etc.......................................................................................18
         5.9      Litigation.........................................................................................18

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF THE ODYSSEY INVESTORS..................................................18
         6.1      Existence; Power and Authority.....................................................................18
         6.2      Enforceability, etc................................................................................19
         6.3      Ownership..........................................................................................19
         6.4      Consents and Approvals.............................................................................20
         6.5      Purchase for Investment............................................................................20
         6.6      Financial Matters..................................................................................20
         6.7      Adequate Access to Personnel and Materials.........................................................20
         6.8      Brokers, etc.......................................................................................20
         6.9      Litigation.........................................................................................21

ARTICLE 7 - CONDUCT OF THE PARTIES PRIOR TO CLOSING DATE.............................................................21
         7.1      The IPO............................................................................................21
         7.2      Access for Investigation; Confidentiality..........................................................21
         7.3      Conduct of Business................................................................................21
         7.4      Performance of Obligations.........................................................................22
         7.5      Related Documents..................................................................................23
         7.6      Current Public Information.........................................................................23
         7.7      Further Assurances.................................................................................23

ARTICLE 8 - CONDITIONS PRECEDENT.....................................................................................23
         8.1      Conditions Precedent...............................................................................24
         8.2      Conditions Precedent to Obligations of each of the Company, Crown and HEI..........................25
         8.3      Conditions Precedent to Obligations of each of Liberty and VGI.....................................25
         8.4      Conditions Precedent to Obligations of each of NICC and VMC........................................25
         8.5      Conditions Precedent to Obligations of CEA.........................................................26

ARTICLE 9 - INDEMNIFICATION..........................................................................................26
         9.1      Indemnification by the Company, HEI, Liberty, NICC and CEA.........................................26
         9.2      Procedure for Indemnification......................................................................28
         9.3      Time Limitations on Indemnity......................................................................28
         9.4      Limitations on Indemnity...........................................................................28

ARTICLE 10 - TAX MATTERS.............................................................................................29
         10.1     Indemnification....................................................................................29
         10.2     Filing Responsibility..............................................................................30
         10.3     Tax Sharing Agreements.............................................................................31
         10.4     Coordination with Agreement........................................................................31
         10.5     Tax Treatment of Exchanges.........................................................................31
         10.6     Survival...........................................................................................31


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
ARTICLE 11 - TERMINATION.............................................................................................32
         11.1     Termination by Mutual Consent......................................................................32
         11.2     Termination by any of the Parties..................................................................32
         11.3     Effect of Termination and Abandonment..............................................................32

ARTICLE 12 - GENERAL PROVISIONS; OTHER AGREEMENTS....................................................................32
         12.1     Expenses...........................................................................................32
         12.2     Governing Law......................................................................................33
         12.3     Headings...........................................................................................33
         12.4     Notices............................................................................................33
         12.5     Parties in Interest................................................................................35
         12.6     Entire Agreement...................................................................................35
         12.7     Counterparts.......................................................................................35
         12.8     Amendment..........................................................................................35
         12.9     Gender, etc........................................................................................35
         12.10    Severability.......................................................................................35
         12.11    No Waiver..........................................................................................36

         EXHIBITS
         Exhibit A         Company Capitalization Schedule
         Exhibit B         Crown Capitalization Schedule
         Exhibit C         VGI Capitalization Schedule
         Exhibit D         Form of Company Stockholders Agreement
         Exhibit E         Form of Tax Sharing Agreement

         SCHEDULES

         Schedule I        Disclosure Schedule

     CONTRIBUTION AGREEMENT, dated January 27, 2000 (this "Agreement"), by and among HALLMARK ENTERTAINMENT, NC., a Delaware corporation ("HEI"), CROWN MEDIA, INC. (formerly Hallmark Entertainment Networks, Inc.), a Delaware corporation ("Crown"), LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), VISION GROUP INCORPORATED, a Colorado corporation ("VGI"), VISN MANAGEMENT CORP., a Delaware corporation ("VMC"), NATIONAL INTERFAITH CABLE COALITION, INC., a Maryland not-for-profit corporation, ("NICC"), CHASE EQUITY ASSOCIATES, L.L.C., a Delaware limited liability company ("CEA"), and Crown Media Holdings, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Parties hereto desire to consummate the transactions contemplated herein, pursuant to which (i) HEI will contribute to the Company all of its Interests in Crown, (ii) Liberty will contribute to the Company all of its Interests in VGI, (iii) CEA will contribute to the Company all of its Interests in Crown and (iv) VMC will contribute to the Company all of its Odyssey Common Interests, in each case in exchange for shares of Common Stock of the Company; and

     WHEREAS, for Federal income tax purposes, it is intended that the contributions will qualify as transfers to a controlled corporation under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the Parties hereto agree as follows:


                             ARTICLE 1 - DEFINITIONS

     1.1 Definitions. As used herein, the following terms shall have the following meanings:

     "Actions" means all complaints, actions, suits, proceedings or investigations.

     "Actually Realizes" or "Actually Realized" means, for purposes of determining the timing of the incurrence of any Tax liability or the realization of a Tax refund or any related Tax cost or benefit (including a Tax Benefit) by a person in respect of a payment, transaction, occurrence or event, the time at which the amount of Taxes paid by such person is increased above or reduced below the amount of Taxes that such person would have been required to pay but for such payment, transaction, occurrence or event.

     "Adjustment" means an adjustment arising in a Tax Proceeding.

     "Adverse Consequences" means all claims, judgments, damages, penalties, fines, costs, losses, liabilities or other monetary obligations (including all reasonable attorney and expert fees incurred to enforce the terms of this Agreement) net of any recovery from any third party including, without limitation, insurance proceeds.

     "Affiliate Transactions" is defined in Section 7.3.

     "Agreement" is defined in the preamble.

     "Amended and Restated Odyssey Agreement" means the Amended and Restated Company Agreement of Odyssey effective as of November 13, 1998.

     "Balance Sheet" is defined in Section 4.6.

     "Blue Sky Laws" is defined in Section 4.4.

     "CEA" is defined in the preamble.

     "Class A Stock" means Class A Voting Common Stock of the Company, par value $0.01 per share.

     "Class B Stock" means Class B Voting Common Stock of the Company, par value $0.01 per share.

     "Closing" is defined in Section 2.1.

     "Code" is defined in the Preamble.

     "Closing Date" is defined in Section 2.1.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means, collectively, the Class A Stock and the Class B Stock of the Company.

     "Company" is defined in the preamble.

     "Company Capitalization Schedule" is defined in Section 4.4.

     "Company Indemnified Persons" is defined in Section 9.1.

     "Company Stockholders Agreement" means the Stockholders Agreement to be entered into by and among the Company and the Contributors substantially in the form set forth in Exhibit D.

     "Contributor" means any of HEI, Liberty, VMC and CEA.

     "Contributor Indemnified Persons" is defined in Section 9.1.

     "Crown" is defined in the preamble.

     "Crown Capitalization Schedule" is defined in Section 4.4.

     "Crown Class A Stock" means Class A Voting Common Stock of Crown, par value $0.01 per share.

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

     "Crown Class B Stock" means Class B Non-Voting Common Stock of Crown, par value $0.01 per share.

     "Crown Programming Agreement" means the Programming Agreement, dated as of July 1, 1999 by and between HED and Crown.

     "Crown Stockholders Agreement" means the Stockholders Agreement, dated as of May 29, 1998, among Crown, HED and CEA.

     "Disclosure Schedule" means the Schedule referred to from time to time herein and set forth as Schedule I hereto.

     "Distributors" is defined in Section 4.17.

     "DLJ" means Donaldson, Lufkin and Jenrette Securities Corporation.

     "Encumbrance" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever, including the interest of a vendor, lessor or licensor under any conditional sale, capitalized lease, exclusive license or other title retention agreement.

     "ERISA" is defined in Section 4.18.

     "Exchanges" means the exchanges set forth in Section 3.1.

     "Financial Statements" is defined in Section 4.6.

     "GAAP" is defined Section 4.6.

     "Governmental Entity" means any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

     "Hallmark" means Hallmark Cards, Incorporated, a Missouri corporation.

     "Hallmark Group" means Hallmark and each of its Subsidiaries (other than (i) the Company, (ii) Crown and (iii) each Person that is or was at any time a Subsidiary of or otherwise held directly or indirectly by the Company or Crown, except, in the case of (iii), for such a Person that was never, on or after the Closing Date, a Subsidiary of or otherwise held directly or indirectly by the Company or Crown).

     "HED" means Hallmark Entertainment Distribution, LLC, a Delaware limited liability company.

     "HEI" is defined in the preamble.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Taxes" means federal, state, local or foreign Taxes measured by net income or capital gains.

     "Income Tax Return" means any Tax Return with respect to Income Taxes.

     "Indemnified Party" is defined in Section 9.2.

     "Indemnifying Party" is defined in Section 9.2.

     "Intellectual Property" is defined in Section 4.15.

     "Intercompany Services Agreement" means the Intercompany Services Agreement dated as of January 1, 2000 by and between Hallmark and Crown.

     "Interest" means any evidence of equity ownership of any Person, whether represented by common stock, preferred stock, securities, options, warrants or other rights to repurchase or acquire any equity ownership of such Person (including convertible debentures, notes or other securities convertible or exchangeable into or exercisable for the purchase or other acquisition of capital stock), trust certificates, general or limited partnership interests or any other type of capital stock or equity interest.

     "IPO" means an initial public offering of shares of the Company's Class A Stock.

     "Law" means any law, statute, regulation, rule, ordinance, requirement or other binding action or requirement of any governmental, regulatory or administrative body, agency or authority or any court of judicial authority.

     "Liberty" is defined in the preamble.

     "Liberty Group" means Liberty and any direct or indirect majority stockholder in Liberty and each of their respective Subsidiaries (other than (i) the Company, (ii) Crown and (iii) each Person that is or was at any time a Subsidiary of or otherwise held directly or indirectly by the Company or Crown, except, in the case of (iii), for such a Person that was never, on or after the Closing Date, a Subsidiary of or otherwise held directly or indirectly by the Company or Crown).

     "Licenses" is defined in Section 4.14.

     "LMC" means LMC Capital LLC, a Delaware limited liability company.

     "Material Adverse Effect" means a material adverse effect on (i) with respect to the Company or Crown, the business, results of operation or financial condition of Crown and Crown's Subsidiaries, taken as a whole; (ii) with respect to any of the Contributors, the legal ability of such Contributor to consummate the transactions contemplated by this Agreement, other than by reason of the inability of the other Contributors to consummate such transactions and (iii) with respect to VGI, the business, results of operation or financial condition of VGI.

     "Material Agreements" is defined in Section 4.16.

     "NICC" is defined in the preamble.

     "Odyssey" means Odyssey Holdings, L.L.C., a Delaware limited liability company.

     "Odyssey Common Interests" means the outstanding common equity interests in Odyssey.

     "Odyssey Investors" means any of Liberty, VGI, NICC, VMC or LMC.

     "Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by any governmental, regulatory or administrative body, agency or authority or any court or judicial authority.

     "Party" means any of the Company, HEI, Crown, Liberty, VGI, NICC, VMC or
CEA.

     "Person" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated entity, cooperative, association, government branch, agency or political subdivision thereof or organization of any kind.

     "Post-Closing Period" means each taxable period that begins after the Closing Date and the portion, beginning after and excluding the Closing Date, of any taxable period which includes but does not end on the Closing Date.

     "Pre-Closing Period" means each taxable period that ends on or before the Closing Date and the portion, ending on and including the Closing Date, of any taxable period which includes but does not end on the Closing Date.

     "Prospectus" means the prospectus filed pursuant to Rule 424(b) of the Securities Act.

     "Registration Statement" means a Registration Statement on Form S-1 of the Company, as amended at the time it was declared effective.

     "Related Documents" means the Company Stockholders Agreement, the Crown Programming Agreement, the Intercompany Services Agreement, the Amended and Restated Odyssey Agreement and the Tax Sharing Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

     "Subsidiary" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

     "Tax Benefit" means the Tax effect of any item of loss, deduction or credit or any other item or any increase in Tax basis which decreases Taxes paid, including any interest paid in connection with a refund resulting from such item or increase and any interest on any Tax liability that would have been payable but for such item or increase in Tax basis.

     "Tax Proceeding" means a Tax audit, contest, litigation or other proceeding with or against a Governmental Entity.

     "Tax Returns" is defined in Section 4.10.

     "Tax Sharing Agreement" means the Tax Sharing Agreement to be entered into by and among HEI, Crown, the Company and others substantially in the form set forth in Exhibit E.

     "Taxes" is defined in Section 4.10.

     "Underwriting Agreement" means the Underwriting Agreement to be entered into among the Company, HEI and certain underwriters including DLJ relating to the IPO.

     "VGI" is defined in the preamble.

     "VGI Capitalization Schedule" is defined in Section 6.3.

     "VGI Common Stock" means all of the outstanding shares of Common Stock of VGI, par value $0.01 per share.

     "VMC" is defined in the preamble.

     "WARN" is defined in Section 4.19.

     "Written Notice" is defined in Section 9.2.


                             ARTICLE 2 - THE CLOSING

     2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, at 9:00 a.m., Eastern time, on the closing date of the IPO, or at such time or on such other date as the Parties may agree (the "Closing Date").

                            ARTICLE 3 - THE EXCHANGES

     3.1 The Exchanges.

          (a) At the Closing, the following transactions shall take place:

               (i) HEI shall contribute to the Company the number of shares of Crown Class A Stock set forth opposite HEI's name on the Crown Capitalization Schedule together with the shares of common stock of the Company owned by HEI on the date of this Agreement, and the Company shall issue to HEI shares of Class B Stock representing 61.340845% of the Common Stock outstanding immediately after the Closing before giving effect to the IPO.

               (ii) Liberty shall cause LMC to contribute to the Company the VGI Common Stock and the Company shall issue to Liberty shares of Class A Stock representing 18.309859% of the Common Stock outstanding immediately after the Closing before giving effect to the IPO.

               (iii) VMC shall contribute to the Company all of its Odyssey Common Interests, representing 22.5% of the outstanding Odyssey Common Interests, and the Company shall issue to VMC shares of Class A Stock representing 12.676056% of the Common Stock outstanding immediately after the Closing before giving effect to the IPO.

               (iv) CEA shall contribute to the Company the number of shares of Crown Class B Stock set forth opposite CEA's name on the Crown Capitalization Schedule and the Company shall issue to CEA shares of Class A Stock representing 7.673240% of the Common Stock outstanding immediately after the Closing before giving effect to the IPO.

     3.2 Delivery of Share Certificates. At the Closing, each of the Contributors will deliver to the Company share certificates or other documents, which certificates or other documents shall be either duly endorsed in blank or accompanied by stock powers duly executed in blank, representing their respective Interests to be contributed to the Company pursuant to Section 3.1 and the Company will deliver to the Contributors share certificates representing the Common Stock to be issued to the Contributors pursuant to Section 3.1.


                ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF HEI

     HEI hereby represents and warrants as follows:

     4.1 Corporate Existence. Each of the Company, HEI and Crown and each of Crown's Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite the name of such corporation or limited liability company on Item 4.1 of the Disclosure Schedule, and is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary, except for any jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on Crown. The Company and Crown and each of Crown's Subsidiaries have all requisite power and authority to conduct their business and own their properties as now conducted and owned. HEI has previously provided to each of the Contributors true and complete copies of the Certificate of Incorporation and By-laws of the Company and Crown as in effect on the date hereof.

     4.2 Power and Authority. Each of the Company, HEI and Crown has the requisite power and authority, and has taken all required action necessary, to execute, deliver and perform this Agreement and all Related Documents to which it is a party. Except as set forth on Item 4.2 of the Disclosure Schedule, none of the foregoing actions will (i) violate any provision of the By-laws, Certificate of Incorporation or other organizational document of the Company, HEI or Crown or any of Crown's Subsidiaries, (ii) result in the breach of or constitute a default under any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which the Company or Crown, or any of Crown's Subsidiaries is a party or by which any of them is bound, (iii) result in the creation or imposition of any material lien, claim or encumbrance on any asset of Crown or any of its Subsidiaries,
(iv) to the knowledge of HEI, give any Person rights to terminate any contracts or agreements of Crown or any of its Subsidiaries or otherwise to exercise rights against Crown or any of its Subsidiaries or (v) violate any Law or Order applicable to or bearing upon the Company or Crown or any of Crown's Subsidiaries or any of their assets or businesses except, in the case of each of clauses (ii), (iii), (iv) or (v) for such violations, breaches, defaults, rights and impairments that could not reasonably be expected to have a Material Adverse Effect on Crown.

     4.3 Enforceability, etc. Assuming the due authorization, execution and delivery of each other Party, this Agreement has been duly executed and delivered by each of the Company, HEI and Crown, and constitutes, and when the Related Documents are executed, the Related Documents will constitute, the legal, valid and binding obligation of each of the Company, HEI and Crown, as applicable, enforceable against them in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

     4.4 Capitalization.

          (a) Exhibit A hereto (the "Company Capitalization Schedule") sets forth, as of the date of this Agreement, a true and complete statement of the outstanding Interests of the Company. Exhibit B hereto (the "Crown Capitalization Schedule") sets forth, as of the date of this Agreement, a true and complete statement of the outstanding Interests of Crown and each of its Subsidiaries. Except as set forth on the Company Capitalization Schedule and the Crown Capitalization Schedule or as contemplated by this Agreement, none of the Company, Crown and Crown's Subsidiaries has issued any Interests, nor are any such Interests (or any rights to acquire or purchase any such Interests) outstanding. Except for Encumbrances set forth on Item 4.4(a) of the Disclosure Schedule, the shares of Crown Class A Stock owned by HEI are owned free and clear of any Encumbrances.

          (b) The Class A Stock to be issued in the IPO, when issued and delivered against payment therefor as provided in the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and the Common Stock to be delivered to the Contributors, when issued and delivered to the Contributors pursuant to this Agreement against payment of the consideration set forth herein, will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the Related Documents,
     (ii) restrictions on transferability imposed generally under the Securities Act and under the securities laws of the several states and the rules and regulations issued in respect thereto (such state laws, rules and regulations, being, collectively, "Blue Sky Laws") and (iii) restrictions on transferability pursuant to the terms of the Underwriting Agreement or the agreements described in Section 7.1.

          (c) The issuance and delivery of the Common Stock to the Contributors on the terms and conditions contemplated herein are exempt from the registration requirements of the Securities Act and the Blue Sky Laws or will be qualified as may be necessary.

     4.5 Consents and Approvals. Except as set forth on Item 4.5 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Related Documents by the Company, HEI or Crown, as applicable, nor the consummation by the Company, HEI or Crown of any transaction related hereto or thereto, nor the issuance or delivery of the Common Stock will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the Federal securities laws, the Blue Sky Laws or HSR Act, (ii) the failure of which to take or obtain would not reasonably be expected to have a Material Adverse Effect on the Company, HEI or Crown, as applicable or (iii) which have already been obtained.

     4.6 Financial Statements. Crown has furnished to each of the Contributors its audited consolidated financial statements for the fiscal years ended December 31, 1999, 1998 and 1997 consisting of the audited consolidated balance sheets, income statements and statements of stockholders' equity for each such fiscal year (all of the preceding financial statements being, collectively, the "Financial Statements" and the most recent consolidated balance sheet included within the Financial Statements being the "Balance Sheet"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and fairly present in all material respects the financial position of Crown and its Subsidiaries and the results of its operations and cash flows for the periods covered thereby.

     4.7 Material Adverse Change. Except as set forth on Item 4.7 of the Disclosure Schedule or as contemplated by this Agreement or the Related Documents, since December 31, 1999, the business of Crown has been conducted in all material respects in the ordinary course and in substantially the same manner as previously conducted and there has been no Material Adverse Effect on Crown.

     4.8 Events Subsequent to the Date of the Last Audited Financial Statement. Since December 31, 1999, except as contemplated by this Agreement or the Related Documents or as set forth in the Financial Statements or on Item 4.8 of the Disclosure Schedule or as described in the Registration Statement, neither Crown nor any of its Subsidiaries has (i) issued any stock, bond or other security,
(ii) incurred any indebtedness except in the ordinary course of business, (iii) declared or made any payment or distribution to stockholders or purchased or redeemed any of its capital stock, (iv) sold, assigned, leased, mortgaged, pledged, subjected to any Lien or otherwise conveyed or transferred any of its assets except in the ordinary course of business, or cancelled any debt or claim owed to Crown or any of its Subsidiaries except in the ordinary course of business, (v) sold, assigned, transferred or granted any exclusive license with respect to any Intellectual Property, (vi) suffered any substantial loss of property or waived any right of substantial value other than in the ordinary course of business or (vii) made any change in officer compensation except in the ordinary course of business and consistent with past practice.

     4.9 Absence of Undisclosed Liabilities. Since December 31, 1999, except as contemplated by this Agreement and the Related Documents, Crown and its Subsidiaries incurred no material liabilities or obligations of any kind, matured or unmatured, fixed or contingent, which are not fully reflected or provided for on the Balance Sheet, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5) whether or not required by GAAP to be shown on the Financial Statements, except (i) liabilities and contingencies incurred in the ordinary course of business consistent with past practice or as otherwise disclosed in the Registration Statement, (ii) tax and related liabilities which have been disclosed pursuant to Section 4.10 below and
(iii) as set forth on Item 4.9 of the Disclosure Schedule.

     4.10 Taxes.

          (a) Except as set forth on Item 4.10 of the Disclosure Schedule, or as would not reasonably be expected to have a Material Adverse Effect on Crown, Crown and each of its Subsidiaries (i) has timely filed or will timely file (including extensions of time approved by the appropriate taxing authority) all Tax Returns required to be filed with the Internal Revenue Service, the State of Delaware, any other states or governmental subdivisions, all foreign countries or any other taxing authority and all such Tax Returns are true, complete and correct and (ii) has paid all Taxes due and payable (except for Taxes being contested in good faith pursuant to appropriate proceedings for which adequate accruals in the Financial Statements have been provided). Except as would not reasonably be expected to have a Material Adverse Effect on Crown, there are (i) no unpaid assessments for additional Taxes for any fiscal period for Crown and (ii) no Tax Encumbrances, whether imposed by any Federal, state, county, municipal or foreign taxing authority, outstanding against the assets or businesses of Crown or any of its Subsidiaries, except for Taxes not yet due and payable. Except as set forth on Item 4.10 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on Crown, neither Crown nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes. Except as set forth on Item
     4.10 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on Crown, no Tax Returns of Crown or any of its Subsidiaries have ever been audited and there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of Crown.

          (b) For the purposes of this Agreement, (i) the term "Tax" or "Taxes" includes all taxes, charges, fees, levies, imposts, or other assessments imposed by any Federal, state, local, foreign or other taxing authority, including all income, gross receipts, gains profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes, assessments, or other governmental charges of any kind whatsoever, including interest earned thereon or penalties, additions, or fines thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any interest in respect of such penalties, additions or fines, provided that any interest, penalties, additions or fines that relate to Taxes for any taxable period shall be deemed to be Taxes for such taxable period regardless of when such items are incurred, accrued, assessed or charged, and (ii) the term "Tax Return" or "Tax Returns" shall mean any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any taxing authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis).

     4.11 Litigation. Except as set forth on Item 4.11 of the Disclosure Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of HEI or Crown, threatened against or affecting the Company, HEI or Crown or any of Crown's Subsidiaries, or their respective assets or businesses, at law or in equity, before any court, arbitration panel, tribunal or governmental commission, bureau, agency or instrumentality which would reasonably be expected to have a Material Adverse Effect on the Company or Crown or which seeks to enjoin or restrain the consummation of the transactions contemplated by this Agreement and the Related Documents.

     4.12 Insurance. Crown and its Subsidiaries hold valid insurance policies in full force and effect which HEI believes provides adequate coverage and limits for the business of Crown and its Subsidiaries.

     4.13 Conflicts of Interests. Since December 31, 1999, except for the Related Documents or as set forth on Item 4.13 of the Disclosure Schedule, neither the Company, Crown nor any of Crown's Subsidiaries has engaged in any material transactions with HED, HEI or Hallmark, and neither the Company, Crown nor any of its Subsidiaries is a party to or bound by any contract, lease, purchase contract, obligation, instrument, arrangement, commitment or other agreement (oral or written) with any director or executive officer of any such entities which has not been entered into on an arm's-length basis.

     4.14 Licenses. Set forth on Item 4.14 of the Disclosure Schedule is a true and complete list of all material qualifications, registrations, filings, privileges, immunities, franchises, permits, licenses and other material rights, including, without limitation, all material governmental regulatory or administrative authority approvals, authorizations, consents, licenses and permits, as of the date of this Agreement, which are necessary or required for the conduct by Crown and each of its Subsidiaries of the businesses currently conducted by them (collectively, the "Licenses"). HEI knows of no basis upon which the renewal of any Licenses would be denied in the future. Each such License has been validly issued to and is in full force and effect, and neither Crown nor any of its Subsidiaries is in violation of any such License except for such failure to be validly issued and in full force and effect or such violations that could not reasonably be expected to have a Material Adverse Effect on Crown.

     4.15 Intellectual Property Rights. Set forth on Item 4.15 of the Disclosure
Schedule is a true and complete list of all material patents, trademarks, service marks, trade names, copyrights or other similar proprietary rights, whether registered or unregistered, or any rights or licenses to use the same, and any and all applications therefor, presently owned or held by Crown and its Subsidiaries as of the date of this Agreement (collectively, the "Intellectual Property"). Except with respect to Crown's current use of the Hallmark name in its business, such Intellectual Property constitutes all material intellectual property and similar proprietary information necessary to permit Crown and its Subsidiaries to conduct their businesses as currently conducted and as contemplated to be conducted. None of Crown nor any of its Subsidiaries has received any formal or informal claim of infringement or other complaint that any of their operations infringe any rights under intellectual property of any other Person, nor does Crown or any of its Subsidiaries have any reason to believe that there is any valid basis for such claim, in either case which would reasonably be expected to have a Material Adverse Effect on Crown. No material royalties, honorariums or fees are or will be, as of the Closing Date, payable by Crown or any of its Subsidiaries to any other Person by reason of the ownership or use by any of them of any Intellectual Property. Crown or its Subsidiaries own, or has a valid right to use, free and clear of all liens, all of the Intellectual Property except as would not reasonably be expected to have a Material Adverse Effect on Crown. To Crown's knowledge, except as would not reasonably be expected to have a Material Adverse Effect on Crown, no third party is infringing any Intellectual Property owned or used by Crown or any of its Subsidiaries and no such claims, suits, arbitrations or other adversarial proceedings have been brought against any third party by Crown or any of its Subsidiaries.

     4.16 Contracts and Commitments.

          (a) Except as expressly contemplated by this Agreement or any Related Documents or as set forth on Item 4.16 of the Disclosure Schedule, as of the date of this Agreement, neither Crown nor any of its Subsidiaries is a party to any written or oral (all items set forth thereon are referred to as "Material Agreements"):

               (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any contract with any labor union, or any severance agreements;

               (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or contract relating to loans to officers, directors, shareholders or Affiliates;

               (iii) contract under which it has advanced or loaned any other Person amounts in the aggregate exceeding $100,000;

               (iv) agreement or indenture relating to the borrowing of money or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or material group of assets;

               (v) guarantee of any obligation;

               (vi) lease, sublease, license or other agreement under which it is lessee or sublessee or licensee of or holds, uses, occupies or operates any property, real or personal, owned by any other party, except for any such agreement relating to real or personal property under which the aggregate annual rental payments do not exceed $100,000;

               (vii) lease, sublease, license or other agreement under which it is lessor or sublessor or licensor of or permits any third party to hold, use, occupy or operate any property, real or personal, owned or controlled by it in excess of $100,000;

               (viii) assignment, license or indemnification with respect to any intangible property, (including, without limitation, any patent, trademark, trade name, copyright, know-how, trade secret or confidential information);

               (ix) warranty agreement with respect to its services rendered or its products sold or leased;

               (x) agreement under which it has granted any Person any registration rights or similar rights (including piggyback rights) or co-sale or similar rights in respect of any of its securities;

               (xi) sales, distribution or franchise agreements involving amounts in excess of $100,000;

               (xii) agreement with a term of more than six months which is not terminable by it upon less than 30 days' notice without penalty involving amounts in excess of $100,000;

               (xiii) contract or agreement prohibiting it or materially restricting it from freely engaging in any business or competing anywhere in the world;

               (xiv) contract, agreement or other arrangement, including, without limitation, any stockholders or voting agreement, voting trust or similar arrangement with respect to any of its Interests with any officer, director, employee, or holder of Interests;

               (xv) joint venture, partnership or similar agreement involving a sharing of profits or expenses;

               (xvi) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $100,000 annually.

          (b) True and complete copies of all written Material Agreements, and accurate and complete summaries of the material terms of all oral Material Agreements, have been made available to the Odyssey Investors or their respective counsel. Except as set forth on Item 4.16 of the Disclosure Schedule, or where the failure would not have a Material Adverse Effect on Crown, all of the Material Agreements set forth on such Item 4.16 are in full force and effect and are valid, binding and enforceable against Crown and each of its Subsidiaries in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law). Each of Crown and each of its Subsidiaries has performed all material obligations required to be performed by it under such Material Agreements and neither Crown nor any of its Subsidiaries is in default under or in breach of, nor is any of them in receipt of any claim of default or breach under, nor does any of them have knowledge of any event which, with the passing of time, the giving of notice, or both would constitute a breach or default under any such Material Agreement to which it is subject which would reasonably be expected to have a Material Adverse Effect on Crown; neither Crown nor any of its Subsidiaries has any knowledge of any breach or anticipated breach by the other parties to any Material Agreement to which it is a party which would be reasonably expected to have a Material Adverse Effect on Crown.

     4.17 Customers and Suppliers. Set forth on Item 4.17 of the Disclosure Schedule hereof is a list of the distributors ("Distributors") of Crown and its Subsidiaries for each of the two fiscal years ending December 31, 1999, and set forth opposite the name of each such Distributor is the percentage of consolidated net sales and subscribers attributable to such Distributor. Such
Item 4.17 also lists any additional current Distributors which Crown and its Subsidiaries anticipates shall be among the 25 largest Distributors for the fiscal year ending December 31, 2000. Except as contemplated by this Agreement or the Related Documents, to the knowledge of HEI, since the date of the Balance Sheet, no material supplier of Crown or any of its Subsidiaries has indicated that it shall materially change the pricing of its programming or that it shall stop, or materially decrease the rate of, distributing programming to Crown or any of its Subsidiaries, and no Distributor listed on the aforementioned Item
4.17 has indicated that it shall stop, or materially decrease the rate of, purchasing, distributing or licensing rights to television programming from Crown and its Subsidiaries.

     4.18 Plans.

          (a) Except as set forth on Item 4.18 of the Disclosure Schedule, neither Crown nor any of its Subsidiaries is a party to any Plan, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA").

          (b) With respect to each Plan, except as would not reasonably be expected to have a Material Adverse Effect on Crown: (i) each Plan has been administered in compliance with its terms, (ii) there are no proceedings by the IRS, the Department of Labor or any Plan participant (other than routine claims for benefits) pending or to the knowledge of

     Crown, threatened, with respect to any Plan, the assets of any trust thereunder, or the Plan sponsor or the Plan administrator with respect to the design or operation of any Plan, (iii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and to the knowledge of Crown, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any such qualified plan or the related trust, (iv) no unsatisfied liabilities to participants, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or to any other Person or Plan have been incurred under Title IV of ERISA as a result of the termination of any Plan or any partial or complete withdrawal from a Plan that is a "multiple employer plan" and (v) there has been no event with respect to a Plan which would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.

          (c) Neither Crown nor any of its Subsidiaries maintains or is obligated to contribute to or, during the six-year period prior to the Closing Date, has maintained or been obligated to contribute to a Multiemployer Plan or any "multiple employer plan."

          (d) Except as set forth on Item 4.18 of the Disclosure Schedule, and except as would not reasonably be expected to have a Material Adverse Effect on Crown, the consummation of the transactions contemplated by this Agreement and the Related Documents will not, either alone or in a combination with another event, (i) entitle any employee of Crown or any of its Subsidiaries to severance pay or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee.

     4.19 Employee Matters. Except as set forth on Item 4.19 of the Disclosure Schedule and except for occurrences that would not have a Material Adverse Effect on Crown, (a) to the knowledge of HEI, Crown and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (b) Crown or its Subsidiaries are not party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or to the knowledge of HEI, threatened against or affecting Crown and its Subsidiaries; (c) Crown or its Subsidiaries have not received notice that any representation petition respecting the employees of Crown or its Subsidiaries has been filed with the National Labor Relations Board, and (d) to the knowledge of HEI, Crown or its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar state statute.

     4.20 Brokers, etc. Except for obligations to DLJ and other underwriters of the IPO, none of HEI, the Company or Crown is obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the Exchanges or any of the transactions contemplated by this Agreement or the Related Documents.

     4.21 Year 2000 Compliance. Except as set forth on Schedule 4.21, to the knowledge of Crown, the software, hardware and equipment of Crown and its Subsidiaries will continue to operate without causing serious interruption in the business of Crown and its Subsidiaries in the year 2000 and beyond.

     4.22 Operations of the Company. The Company was formed for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any material business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement or the Related Documents.

     4.23 Compliance with Laws. Crown is in compliance with, and is not in violation of, any applicable Laws or Orders (including the Foreign Corrupt Practices Act of 1977, any Federal "fraud and abuse legislation" or Federal "anti-kickback laws" and any applicable building, zoning, environmental protection, water use, occupational health and safety, employment or disability rights, law, ordinance or regulation) affecting its properties or the operation of its business which would reasonably be expected have a Material Adverse Effect on Crown.


                ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF CEA

     CEA hereby represents and warrants, as follows:

     5.1 Existence; Power and Authority. CEA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CEA has all requisite power and authority and has taken all required action necessary to execute and deliver and perform this Agreement, the Related Documents and each other document or instrument related hereto or thereto to which it is a party, and to carry out the terms hereof and thereof. None of the foregoing actions will (i) violate any provision of the organizational documents of CEA, (ii) result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which CEA is a party or is bound or (iii) violate any Law or Order applicable to or bearing upon CEA or any of its assets or business, except, in the case of (ii) and (iii), for such conflicts, violations, breaches, rights and impairments that could not reasonably be expected to have a Material Adverse Effect on CEA.

     5.2 Enforceability, etc. Assuming the due authorization, execution and delivery by each other Party, this Agreement has been duly executed and delivered by CEA and constitutes, and when the Related Documents are executed, the Related Documents will constitute, the legal, valid and binding obligation of CEA as applicable, enforceable against it in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

     5.3 Ownership. CEA owns 130.555 shares of Crown Class B Stock. Except for the Encumbrances set forth on Item 5.3 of the Disclosure Schedule, the shares of Crown Class B Stock owned by CEA and will be delivered to the Company free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the Related Documents and (ii) restrictions on transferability imposed generally under the Securities Act and under Blue Sky Laws.

     5.4 Consents and Approvals. Except as set forth on Item 5.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Related Documents by CEA, nor the consummation by CEA of any transaction related hereto or thereto will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the Federal securities laws, the Blue Sky Laws or the HSR Act, (ii) the failure of which to take or obtain would not reasonably be expected to have a Material Adverse Effect on CEA or (iii) have already been obtained.

     5.5 Purchase for Investment. CEA is acquiring the Class A Stock pursuant to
Section 3.1 for its own account and not as a nominee or agent for any other Person and with no present intention to distribute such Class A Stock. CEA understands that the Class A Stock must be held indefinitely unless it is registered under the Securities Act or an exemption from such registration becomes available.

     5.6 Financial Matters. CEA represents and understands that the acquisition of the Class A Stock as provided for in Section 3.1 involves substantial risk and that CEA's financial condition and investments are such that it is in a financial position to hold the Class A Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Common Stock. CEA represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act, and that it is a sophisticated investor, capable of evaluating the merits and risks of investing in the Company given its current stage of development.

     5.7 Adequate Access to Personnel and Materials. During the negotiation of the transactions contemplated herein, CEA and its representatives have been afforded full and free access to Crown's and the Company's corporate books, financial statements and records, have been afforded an opportunity to ask such questions of Crown's officers and employees concerning Crown's and the Company's business, operations, financial condition, assets, liabilities and other relevant matters, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

     5.8 Brokers, etc. CEA is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the Exchanges or any of the transactions contemplated by this Agreement or the Related Documents.

     5.9 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of CEA, threatened against or affecting CEA, at law or in equity, before any court, arbitration panel, tribunal or governmental commission, bureau, agency or instrumentality which would reasonably be expected to have a Material Adverse Effect on CEA, or which seeks to enjoin or restrain the consummation of, the transactions contemplated by this Agreement or the Related Documents.

       ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF THE ODYSSEY INVESTORS

     Each Odyssey Investor, severally and not jointly, represents and warrants as to those matters pertaining to itself only (and not the other Odyssey Investors, except that (i) Liberty represents and warrants severally and jointly as to matters pertaining to Liberty and to matters pertaining to VGI and LMC and
(ii) NICC represents and warrants severally and jointly as to matters pertaining to NICC and to matters pertaining to VMC) as follows:

     6.1 Existence; Power and Authority.

          (a) Such Odyssey Investor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite the name of such corporation on Item 6.1 of the Disclosure Schedule. Such Odyssey Investor has all requisite power and authority and has taken all required action necessary to execute and deliver and perform this Agreement, the Related Documents and each other document or instrument related hereto or thereto to which it is a party, and to carry out the terms hereof and thereof. None of the foregoing actions will (i) violate any provision of the organizational documents of such Odyssey Investor,
     (ii) result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which such Odyssey Investor is a party or is bound, (iii) violate any Law or Order applicable to or bearing upon such Odyssey Investor or any of their respective assets or business, except, in the case of (ii) and (iii), for such conflicts, violations, breaches, rights and impairments that could not reasonably be expected to have a Material Adverse Effect on such Odyssey Investor.

          (b) Except for its Interests in Odyssey, VGI does not have any assets or liabilities and has never conducted any business other than the ownership of Interests in Odyssey.

     6.2 Enforceability, etc. Assuming the due authorization, execution and delivery by each other Party, this Agreement has been duly executed and delivered by such Odyssey Investor and constitutes, and when the Related Documents are executed, the Related Documents will constitute, the legal, valid and binding obligation of such Odyssey Investor, enforceable against it in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

     6.3 Ownership.

          (a) Exhibit C hereto (the "VGI Capitalization Schedule") sets forth a true and complete statement of the capitalization of VGI. VGI does not have and has never had any subsidiaries. Except as set forth on the VGI Capitalization Schedule, VGI has not issued any Interests, nor are any such Interests (or any rights to acquire or purchase any Interests) outstanding.

          (b) The VGI Common Stock to be contributed to the Company is duly authorized, validly issued, fully paid and non-assessable and will be delivered to the Company free and clear of any Encumbrances, preemptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the Related Documents and (ii) restrictions on transferability imposed generally under the Securities Act and under Blue Sky Laws.

          (c) The Transfer of the VGI Common Stock on the terms and conditions contemplated herein are exempt from the registration requirements of the Securities Act and the Blue Sky Laws or will be qualified as may be necessary. All of the VGI Common Stock is owned beneficially by Liberty through LMC. Liberty is the sole member of LMC. LMC is the sole record holder of all of the VGI Common Stock and is a "disregarded" entity within the meaning of Treas. Reg. Sec. 301.7701-3.

          (d) VGI owns 32.5% of the Odyssey Common Interests. Except for the Encumbrances set forth on Item 6.3(d) of the Disclosure Schedule, the Odyssey Common Interests owned by VGI are owned free and clear of any Encumbrances. The Odyssey Common Interests owned by VGI were not issued in violation of, and are not subject to, any applicable preemptive rights.

          (e) VMC owns 22.5% of the Odyssey Common Interests. Except for the Encumbrances set forth on Item 6.3(e) of the Disclosure Schedule and set forth in the Amended and Restated Odyssey Agreement, the Interests in Odyssey Common Interests owned by VMC are owned free and clear of any Encumbrances. The Odyssey Common Interests owned by VMC were not issued in violation of, and are not subject to, any applicable preemptive rights.

     6.4 Consents and Approvals. Except as set forth on Item 6.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Related Document by the such Odyssey Investor, nor the consummation by such Odyssey Investor of any transaction related hereto or thereto will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the Federal securities laws, the Blue Sky Laws or the HSR Act, (ii) the failure of which to take or obtain would not reasonably be expected to have a Material Adverse Effect on such Odyssey Investor or (iii) which have already been obtained.

     6.5 Purchase for Investment. Such Odyssey Investor, as applicable, is acquiring the Class A Stock pursuant to Section 3.1 for its own account and not as a nominee or agent for any other Person and with no present intention to distribution thereof. Such Odyssey Investor understands that the Class A Stock must be held indefinitely unless it is registered under the Securities Act or an exemption from such registration becomes available.

     6.6 Financial Matters. Such Odyssey Investor acquiring Class A Stock pursuant to Section 3.1 represents and understands that the acquisition of the Class A Stock involves substantial risk and that such Odyssey Investor's financial condition and investments are such that it is in a financial position to hold the Class A Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Class A Stock. Such Odyssey Investor that is acquiring Class A Stock pursuant to Section 3.1 represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act, and that it is a sophisticated investor, capable of evaluating the merits and risks of investing in the Company given its current stage of development.

     6.7 Adequate Access to Personnel and Materials. During the negotiation of the transactions contemplated herein, such Odyssey Investor and its representatives have been afforded full and free access to Crown's and the Company's corporate books, financial statements and records, have been afforded an opportunity to ask such questions of Crown's officers and employees concerning Crown's and the Company's business, operations, financial condition, assets, liabilities and other relevant matters, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

     6.8 Brokers, etc. Such Odyssey Investor is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the Exchanges or any of the transactions contemplated by this Agreement or the Related Documents.

     6.9 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of such Odyssey Investor, threatened against or affecting such Odyssey Investor, at law or in equity, before any court, arbitration panel, tribunal or governmental commission, bureau, agency or instrumentality which would reasonably be expected to have a Material Adverse Effect on such Odyssey Investor or which seeks to enjoin or restrain the consummation of the transactions contemplated by this Agreement and the Related Documents.


            ARTICLE 7 - CONDUCT OF THE PARTIES PRIOR TO CLOSING DATE

     7.1 The IPO. The Parties agree that DLJ shall act as the lead manager for the IPO. Each Contributor agrees to enter into an agreement in customary form with the underwriters for the IPO restricting the transferability of shares of Common Stock for 180 days following the IPO.

     7.2      Access for Investigation; Confidentiality.

          (a) At reasonable times and places, and upon reasonable notice, Crown shall permit each of the Odyssey Investors and CEA and their respective accountants and counsel and other representatives to have full access to the premises and to all the books, contracts, commitments and records (including, but not limited to, Tax Returns filed and those in preparation) of Crown and its Subsidiaries during customary business hours and furnish each of the Odyssey Investors and CEA with such financial and operating data and other information with respect to the business and properties of Crown as they shall from time to time reasonably request.

          (b) Except as required by law, each Party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information received in connection with the transactions contemplated by this Agreement in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such Person) and shall use its best efforts to ensure that such Persons do not disclose such information to others without the prior written consent of the applicable Party from whom such information was received. In the event of the termination of this Agreement for any reason, each Party shall promptly return or destroy all documents containing nonpublic information so obtained from any other Party or any of its subsidiaries and any copies made of such documents.

     7.3 Conduct of Business.

          (a) Except as disclosed in Item 7.3 of the Disclosure Schedule or as contemplated by this Agreement or the Related Documents, from the date hereof and prior to the Closing Date, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), Crown shall and shall cause each of its Subsidiaries to:

               (i) conduct its business in the ordinary course in all material respects, consistent with past practice or as otherwise disclosed in the Registration Statement;

               (ii) use its reasonable best efforts to maintain and preserve its business organization, material rights, franchises and all Material Agreements;

               (iii) use its reasonable best efforts to retain the services of its respective officers and key employees and maintain its respective existing relationships with customers and suppliers;

               (iv) not declare or pay any dividend or make any distribution of any kind in respect of any shares of capital stock of Crown or any of its Subsidiaries (other than dividends or distributions by Crown's wholly owned Subsidiaries to Crown or Crown's other wholly owned Subsidiaries);

               (v) not modify or amend its organizational documents;

               (vi) not enter into any material transaction with the beneficial holder of a majority of its outstanding common stock or any of its affiliates or any officer, director or employee of any of them (collectively, "Affiliate Transactions") other than Affiliate Transactions entered into on or after the date hereof that are consistent with past practice;

               (vii) not enter into any agreement to do any of the foregoing;
          and

               (viii) not to take, or agree to take, any action that would make any representation of HEI inaccurate in any material respect at the Closing Date.

          (b) Except as contemplated by this Agreement and the Related Documents, from the date hereof and prior to the Closing Date, VGI shall
     (i) not incur any liabilities or conduct any business other than holding Odyssey Common Interests, (ii) conduct its business in the ordinary course in all material respects, (iii) not declare or pay any dividend or make any distribution of any kind in respect of its shares of capital stock, or (iv) not issue, sell, pledge or dispose of any shares of its capital stock.

     7.4 Performance of Obligations. Each of Crown and VGI shall perform in all material respects all of its respective obligations and comply in all material respects with all laws affecting the operation of its respective businesses and pay when due (unless contested in good faith by such Party) all required Taxes, licenses and fees and file all required Tax Returns as and when such returns are required to be filed.

     7.5 Related Documents.

          (a) Each of Crown, HEI and CEA agree that the Crown Stockholders Agreement is terminated effective upon the Closing. The Contributors and the Company shall enter into the Company Stockholders Agreement on or prior to the Closing Date.

          (b) The Company shall enter into the Tax Sharing Agreement on or prior to the Closing Date.

     7.6 Current Public Information. At all times after the Company's registration statement with the Securities and Exchange Commission has been declared effective pursuant to the requirements of the Securities Act, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder to the extent required to enable the Parties to sell Restricted Securities pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission. Upon the reasonable request of a Party, the Company shall deliver to such Party a written statement as to whether it has complied with such requirement.

     7.7 Further Assurances. Each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Related Documents to which it is a Party, including, without limitation,
(a) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from any Governmental Entity and the making of all other necessary registrations and filings (including, without limitation, filings required under the HSR Act), (b) the obtaining of all consents, approvals or waivers from third parties that are necessary to consummate the transactions contemplated by this Agreement and the Related Documents or required to prevent a Material Adverse Effect, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing, none of HEI, Crown or the Company shall have any obligation to pursue the IPO; provided that in the event that either HEI, Crown or the Company does not pursue the IPO, no other Party shall be obligated to pursue the IPO. HEI agrees to promptly notify the other Parties if it determines not to pursue the IPO.


                        ARTICLE 8 - CONDITIONS PRECEDENT

     8.1 Conditions Precedent. The respective obligations of each Party to this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions, or waiver by the Party to whom such obligation is owed:

          (a) Legality. At the time of the Closing, the transactions contemplated by this Agreement shall be legally permitted by all applicable Laws and Orders.

          (b) Absence of Proceedings to Restrain Consummation of the Agreement. No judgment, injunction or order shall have been entered restraining or prohibiting the transactions contemplated herein.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to consummation of the Exchanges under the HSR Act shall have expired or been terminated.

          (d) Consummation of IPO. (i) The Company shall have filed the Registration Statement to register Class A Stock to be sold by the Company in the IPO (the "Offered Shares"), plus an additional number of shares of Class A Stock equal to 15% of the Offered Shares that may be sold by HEI in connection with the exercise by the underwriters for the IPO of an over-allotment option pursuant to the terms of the Underwriting Agreement,
     (ii) the Registration Statement shall have become effective under the Securities Act and (iii) Offered Shares representing no more than 25% of the shares of Common Stock outstanding after the IPO (excluding any Class A Stock sold upon exercise of the over-allotment option) shall have been sold by the Company in the IPO simultaneously with the Exchanges for aggregate net proceeds of not less than $150 million.

          (e) Listing. The Class A Stock shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

          (f) Secretary's Certificates. Each Party shall have received certificates from a Secretary or Assistant Secretary of each other Party
     (i) certifying organizational documents of such Party and relevant board (or partnership) resolutions authorizing the transactions contemplated by this Agreement and any applicable Related Documents and (ii) as to the incumbency of each person signing this Agreement and any Related Document on behalf of such Party.

          (g) Consent. The consent or approval of each third party whose consent or approval shall be required in connection with the transactions contemplated hereby or by the Related Documents shall have been obtained, except for any such consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Crown.

          (h) Stockholders Agreement. HEI, Liberty, VMC, CEA and the Company shall have duly authorized, executed and delivered the Company Stockholders Agreement.

     8.2 Conditions Precedent to Obligations of each of the Company, Crown and HEI. The respective obligations of each of the Company, Crown and HEI are further subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of each other Party set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of each other Party set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date).

          (b) Performance of Obligations. Each other Party shall have performed in all material respects all obligations required to be performed by it under this Agreement and each of the Related Documents to which it is a party at or prior to the Closing Date.

     8.3 Conditions Precedent to Obligations of each of Liberty and VGI. The respective obligations of each of Liberty and VGI are further subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of each other Party set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of each other Party set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date).

          (b) Performance of Obligations. Each other Party shall have performed in all material respects all obligations required to be performed by it under this Agreement and each of the Related Documents to which it is a party at or prior to the Closing Date.

     8.4 Conditions Precedent to Obligations of each of NICC and VMC. The respective obligations of each of NICC and VMC are further subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of each other Party set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of each other Party set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date).

          (b) Performance of Obligations. Each other Party shall have performed in all material respects all obligations required to be performed by it under this

     Agreement and each of the Related Document to which it is a party at or prior to the Closing Date.

     8.5 Conditions Precedent to Obligations of CEA. The obligations of CEA are further subject to the fulfillment or waiver, at or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of each other Party set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of each other Party set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date); provided, however, that the foregoing condition shall not apply to the representations and warranties set forth in Section 4.6 through Section
     4.19 and Section 4.21 of this Agreement.

          (b) Performance of Obligations. Each other Party shall have performed in all material respects all obligations required to be performed by it under this Agreement and each of the Related Documents to which it is a party at or prior to the Closing Date.


                           ARTICLE 9 - INDEMNIFICATION

     9.1 Indemnification by the Company, HEI, Liberty, NICC and CEA.

          (a) The Company and Crown agree, jointly and severally, from and after the Closing to (i) indemnify and hold harmless the Contributors (other than HEI), all of their respective officers, directors, affiliates, employees and agents, and each of the successors and assigns of any of the foregoing (the "Contributor Indemnified Persons") from and against any Adverse Consequences (but excluding any consequential damages of the Contributor Indemnified Persons), and (ii) defend the Contributor Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from (A) the breach or inaccuracy of any representation or warranty of HEI contained in Section 4.4 or the corresponding Items of the Disclosure Schedules hereto or (B) any untrue statement of a material fact in the Prospectus or omission of a material fact required to be stated in the Prospectus or necessary to make the statements in the Prospectus, in light of the circumstances under which they were made, not misleading, provided that in no event shall the Company be liable for the indemnification contained in Section 9.1(a)(ii)(B) unless a claim for indemnification has been asserted in writing by such Contributor Indemnified Person prior to the expiration of the statute of limitations period that would apply to such a claim if made by a purchaser of Class A Stock in the IPO. For purposes of indemnification under Section 9.1(a)(ii)(B), the Contributor Indemnified Persons shall be treated as if they were purchasers of Class A Stock in the IPO.

          (b) HEI agrees from and after the Closing to (i) indemnify and hold harmless the Contributor Indemnified Persons from and against, and waive any claim for contribution against the Company with respect to, any Adverse Consequences (but excluding any consequential damages of the Contributor

     Indemnified Persons), and (ii) defend the Contributor Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from the breach or inaccuracy of any representation or warranty of HEI or Crown contained in Section 4.1, 4.2, 4.3 or 4.20 or the corresponding Items of the Disclosure Schedules hereto.

          (c) Liberty agrees from and after Closing to (i) indemnify and hold harmless the Company, all of its officers, directors, affiliates, employees and agents, and each of the successors and assigns of any of the foregoing (the "Company Indemnified Persons" from and against, and waive any claim for contribution against the Company with respect to, any Adverse Consequences (but excluding any consequential damages of the Company Indemnified Persons), and (ii) defend the Company Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from the breach or inaccuracy of any of its representations or warranties contained in Section 6.1, 6.2, 6.3 or 6.8 or the corresponding Items of the Disclosure Schedule hereto.

          (d) VMC agrees from and after Closing to (i) indemnify and hold harmless the Company Indemnified Persons from and against, and waive any claim for contribution against the Company with respect to, any Adverse Consequences (but excluding any consequential damages of the Company Indemnified Persons), and (ii) defend the Company Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from the breach or inaccuracy of any of its representations or warranties contained in Section 6.1, 6.2, 6.3 or 6.8 or the corresponding Items of the Disclosure Schedule.

          (e) CEA agrees from and after Closing to (i) indemnify and hold harmless the Company Indemnified Persons from and against, and waive any claim for contribution against the Company with respect to, any Adverse Consequences (but excluding any consequential damages of the Company Indemnified Persons), and (ii) defend the Company Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from the breach or inaccuracy of any of its representations or warranties contained in Section 5.1, 5.2, 5.3 or 5.8 or the corresponding Items of the Disclosure Schedule.

          To clarify the intention of the Parties with respect to the indemnification obligations of the Company, HEI, Liberty, VMC and CEA under this Section 9.1, the parties acknowledge that if the indemnification of any Indemnified Person(s) pursuant to this Section 9.1 directly or indirectly reduces or eliminates the Adverse Consequences suffered by any other Indemnified Person(s), the Indemnifying Party shall not be required to indemnify such other Indemnified Person(s) to the extent that such Adverse Consequences have been reduced or eliminated. The Contributors will have the right to cause the Company to assert a claim for indemnification under this Section 9.1 and will have the right to conduct and control any resulting action against the Indemnifying Party (at such Contributor(s)' expense subject to any indemnification obligation of the Indemnifying Party in respect thereof).

     9.2 Procedure for Indemnification. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the

Indemnified Party shall promptly give written notice (a "Written Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing (reasonably acceptable to the Indemnified Party), any claim or demand set forth in a Written Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than thirty (30) days after receipt of the Written Notice) notify the Indemnified Party in writing of its intention to do so. If the Indemnifying Party fails to notify the Indemnified Party of its intent to undertake the compromise or defense of such claim or demand, then the Indemnified Party may do so at the expense of the Indemnifying Party. The parties shall fully cooperate in the defense or compromise of any indemnified claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

     9.3 Time Limitations on Indemnity. Except as set forth in Section 9.1(a)(ii)(B), the representations and warranties made herein by the Parties hereto shall not survive the Closing and no Party shall bring a claim or action with respect to such representation or warranty at any time following the Closing or termination of this Agreement; provided, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.20, 5.1, 5.2, 5.3, 5.8,
6.1, 6.2, 6.3 and 6.8 and the corresponding indemnifications contained in
Section 9.1 shall survive without limitation. This Section 9.3 shall not limit any covenant or agreement of the Parties hereto, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

     9.4 Limitations on Indemnity. The sole and exclusive remedies of the Parties with respect to breaches of this Agreement shall be pursuant to this
Article 9 or Article 10; provided, that nothing herein shall limit the rights of any Party to seek any relief in equity or limit in any way any Party's remedies in respect of fraud by another party in connection herewith or the transactions contemplated hereby.


                            ARTICLE 10 - TAX MATTERS

     10.1 Indemnification.

          (a) Liberty Tax Indemnity. Liberty shall be liable for, and shall hold the Company and its Subsidiaries and any successors thereto, harmless from and against (i) any and all Taxes, for any Pre-Closing Period, of VGI (or of any consolidated, combined, unitary or affiliated group of which VGI is or has ever been a member), (ii) any Tax liability of any member of the Liberty Group to which the Company or any of its Subsidiaries may be subject due to the application of Treasury Regulation Section 1.1502-6 or any provision of applicable law that is comparable or analogous thereto and (iii) any and all Taxes covered by Section 9.1(c).

          (b) HEI Tax Indemnity. HEI shall be liable for, and shall hold the Company and its Subsidiaries and any successors thereto, harmless from and against (i) any and all consolidated, combined or unitary Income Taxes, for any Pre-Closing Period, of Crown (or of any consolidated, combined, unitary or affiliated group of which Crown is or has ever been a member) and (ii) any Tax liability of any member of the Hallmark Group to which the Company or any of its Subsidiaries may be subject due to the application of Treasury Regulation Section 1.1502-6 or any provision of applicable law that is comparable or analogous thereto.

          (c) Company Tax Indemnity. Except as provided in the Tax Sharing Agreement or in Section 10.1(a), or 10.1(b), the Company shall be liable for, and shall hold Liberty and HEI harmless from and against, any and all Taxes of VGI, Crown, the Company or any of their respective Subsidiaries.

          (d) Payment Hereunder. Any indemnity payment required to be made pursuant to Section 10.1(a), 10.1(b) or 10.1(c) hereof from one Party to another (or to any Subsidiary or successor of a Party) shall be paid by the indemnifying party to the indemnified party at least five days prior to the date on which the Taxes giving rise to the indemnity payment are required to be paid to the relevant taxing authority.

          (e) Tax Benefits.

               (i) Refunds. Any refunds or credits of consolidated, combined or unitary Taxes of VGI (or any consolidated, combined, unitary or affiliated group of which VGI is or has ever been a member), which refund or credit is for any Pre-Closing Period, shall be for the account of Liberty. If the Company or any of its Subsidiaries or affiliates receives any refund or credit which is for the account of Liberty pursuant to the preceding sentence, the amount of such refund or credit shall be paid over to Liberty within five days of such receipt. Any refunds or credits of consolidated, combined or unitary Taxes of Crown (or any consolidated, combined, unitary or affiliated group of which Crown is or has ever been a member), which refund or credit is for any Pre-Closing Period, shall be for the account of HEI. If the Company or any of its Subsidiaries or affiliates receives any refund or credit which is for the account of HEI pursuant to the preceding sentence, the amount of such refund or credit shall be paid over to HEI within five days of such receipt.

               (ii) Timing Differences. If, as the result of any Adjustment made with respect to any Tax for which HEI is required to indemnify the Company or any of its Subsidiaries pursuant to Section 10.1(b) hereof, the Company or any of its Subsidiaries Actually Realizes a Tax Benefit for a Post-Closing Period, the Company shall pay HEI the amount of such Actually Realized Tax Benefit within five days of filing the Tax Return in which such Tax Benefit is Actually Realized; provided, that if a subsequent Adjustment reverses all or any portion of the Tax Benefit paid over to HEI, HEI shall pay the Company the amount of such reversal within five days of the date of the determination pursuant to which such Tax Benefit is reversed. If, as the result of any Adjustment made with respect to any Tax for which Liberty is required to indemnify the Company or any of its Subsidiaries pursuant to Section 10.1(a) hereof, the Company or any of its Subsidiaries Actually Realizes a Tax Benefit for a Post-Closing Period, the Company shall pay Liberty the amount of such Actually Realized Tax Benefit within five days of filing the Tax Return in which such Tax Benefit is Actually Realized; provided, that if a subsequent Adjustment reverses all or any portion of the Tax Benefit paid over to Liberty, Liberty shall pay the Company the amount of such reversal within five days of the date of the determination pursuant to which such Tax Benefit is reversed.

     10.2 Filing Responsibility.

          (a) Liberty shall, with the reasonable cooperation and assistance of the Company and its Subsidiaries, prepare and file or shall cause VGI to prepare and file, (i) all Tax Returns with respect to Taxes of VGI required to be filed (taking into account valid extensions) prior to the Closing Date and (ii) any consolidated, combined or unitary Tax Returns, for any taxable period, that includes Liberty. Any Taxes required to be paid in connection with such Tax Returns shall be paid by the applicable taxpayer with respect to such Taxes.

          (b) HEI shall, with the reasonable cooperation and assistance of the Company and its Subsidiaries, prepare and file or shall cause Crown to prepare and file, (i) all Tax Returns with respect to Taxes of Crown required to be filed (taking into account valid extensions) prior to the Closing Date and (ii) any consolidated, combined or unitary Tax Returns, for any taxable period, that include HEI or any other member of the Hallmark Group. Any Taxes required to be paid in connection with such Tax Returns shall be paid by the applicable taxpayer with respect to such Taxes.

          (c) Any Income Tax Returns of Odyssey shall be filed by the Tax matters partner in Odyssey.

          (d) The Company shall file or cause to be filed all other Tax Returns with respect to the Company, VGI, Crown or Odyssey or their respective Subsidiaries. The Company shall cause the filing of an election specified in Regulation Section 1.1502-21(b)(3)(ii)(B) with respect to Crown and VGI (and any comparable election under state or local Income Tax law).

          (e) The Company shall, and shall cause its Subsidiaries to, provide the information relating to the Tax Items of the Company and its Subsidiaries that is necessary or reasonably useful for the Hallmark Group or the Liberty Group to satisfy its obligations with respect to any Tax Return for 1999 or 2000.

          (f) Liberty, HEI and the Company shall, and shall cause their respective Subsidiaries (together, the "Tax Cooperative Parties"), to cooperate with one another with respect to Tax matters. Such cooperation shall include promptly forwarding copies of the relevant portions of notices and forms or other communications received from or sent to any Governmental Entity that pertain to any other Tax Cooperative Party or any Tax that is subject to indemnification under this Article 10 to such Tax Cooperative Party, and, upon the request of a Tax Cooperative Party, making available knowledgeable employees to such Tax Cooperative Party and providing information and data reasonably requested by such Tax Cooperative Party (it being agreed and understood that neither HEI nor Liberty nor any of their Subsidiaries shall be required to provide any information or data, other than information and data relating solely to the Company or any of its Subsidiaries).

          (g) Liberty shall be entitled to control in all respects any Tax Proceeding regarding a consolidated, combined or unitary Tax Return, for any taxable period, that includes Liberty or any other member of the Liberty Group. Except as otherwise provided in the Tax Sharing Agreement, HEI shall be entitled to control in all respects any Tax Proceeding regarding a consolidated, combined or unitary Tax Return, for any taxable period, that includes HEI or any other member of the Hallmark Group.

     10.3 Tax Sharing Agreements. All tax sharing agreements (other than the Tax Sharing Agreement) or similar arrangements with respect to or involving (i) the Company or any of its Subsidiaries, on the one hand, and any member of the Hallmark Group, on the other hand or (ii) VGI, on the one hand, and any member of the Liberty Group, on the other hand, shall be terminated, as to the Company and VGI and their Subsidiaries, as of the Closing Date and, after the Closing Date, neither the Company nor VGI nor any of their respective Subsidiaries shall be bound thereby or have any rights, obligations or liabilities thereunder.

     10.4 Coordination with Agreement. To the extent that the provisions of this
Article 10 or the Tax Sharing Agreement conflict with any other provisions of this Agreement, this Article 10 and the Tax Sharing Agreement shall exclusively govern all matters concerning Taxes. Notwithstanding Section 9.2, Section 9.2 shall not apply to claims for indemnification under this Article 10.

     10.5 Tax Treatment of Exchanges. The Parties agree that (i) the Exchanges are intended to be treated as transfers pursuant to Section 351 of the Code,
(ii) each of them shall report the consequences of the Exchanges consistent with such treatment and (iii) except as otherwise required by a "determination" within the meaning of Section 1313(a) of the Code, each of them shall take no action or position inconsistent with such treatment.

     10.6 Survival. The provisions of this Article 10 shall survive until the date that is 60 days after the expiration of the applicable statute of limitations.


                            ARTICLE 11 - TERMINATION

     11.1 Termination by Mutual Consent. This Agreement may be terminated and transactions contemplated hereby may be abandoned at any time prior to the Closing by the unanimous written consent of the Parties.

     11.2 Termination by any of the Parties. This Agreement may be terminated (upon written notice from the terminating Party to the other Parties) and the transactions contemplated hereby may be abandoned by action of any Party, if (i) the Closing shall not have been consummated by June 30, 2000 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date), (ii) the Registration Statement shall not have been filed by February 28, 2000 or if the

Registration Statement is withdrawn or (iii) any Governmental Entity shall have issued a Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law or Order shall have become final and nonappealable.

     11.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and other transactions contemplated hereby pursuant to this
Article 11, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except (a) both Section 7.2(b) and Article 12 shall survive termination of this Agreement and (b) nothing herein will relieve any Party from liability for any breach of this Agreement occurring prior to such termination.


                ARTICLE 12 - GENERAL PROVISIONS; OTHER AGREEMENTS

     12.1 Expenses. If the transactions contemplated hereby are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. If the IPO and the transactions contemplated by this Agreement are consummated, the Company shall reimburse each of CEA and the Odyssey Investors for their reasonable expenses (including reasonable legal fees and expenses) incurred in connection with the transactions contemplated by this Agreement, excluding the IPO, up to a maximum reimbursement of $150,000 per Party, and shall reimburse HEI for its reasonable expenses (including reasonable legal fees and expenses) incurred in connection with the transactions contemplated by this Agreement, including the IPO, up to a maximum reimbursement of $2 million. The Company shall pay for all of its expenses incurred in connection with the transactions contemplated by this Agreement, including the IPO.

     12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.

     12.3 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

     12.4 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any Party when delivered by hand, by messenger or by a nationally recognized overnight delivery company, when delivered by facsimile and confirmed by return facsimile, or when delivered by first class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

          (a) if to the Company, HEI or Crown to:

              Hallmark Cards, Incorporated
              Department 339
              2501 McGee
              Kansas City, MO  64108
              Attention:  Judith C. Whittaker, Vice President, General Counsel
              Telephone: (816) 274-5583
              Facsimile:  (816) 274-7171

              with copies to:

              Crown Media Holdings, Inc.
              6430 S. Fiddlers Green Circle
              Suite 500
              Englewood, CO  80111
              Attention:  William J. Aliber, Chief Financial Officer
              Telephone:  (303) 220-7990
              Facsimile:   (303) 220-7660

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York  10019
              Attention:  Eric S. Robinson, Esq.
              Telephone: (212) 403-1000
              Facsimile: (212) 403-2000

          (b) if to CEA, to:

              Chase Equity Associates, L.L.C.
              380 Madison Avenue
              New York, NY  10017
              Attention:  Arnold Chavkin
              Telephone:  (212) 622-3100
              Facsimile:  (212) 622-3101

              with a copy to:

              Mayer, Brown & Platt
              1675 Broadway, Suite 1900
              New York, New York 10019
              Attention: Kathleen A. Walsh, Esq.
              Telephone: (212) 506-2500
              Facsimile: (212) 262-1910

          (c) if to Liberty or VGI, to:

              Liberty Media Corporation
              9197 South Peoria Street
              Englewood, Colorado  80112
              Attention:  David B. Koff, Senior Vice President
              Telephone:  (720) 875-5421
              Facsimile:  (720) 875-5448

              with a copy to:

              Liberty Media Corporation
              9197 South Peoria Street
              Englewood, Colorado 80112
              Attention: Charles Tanabe,
                         Senior Vice President and General Counsel
              Telephone:  (720) 875-5440
              Facsimile:  (720) 875-5382

              Skadden, Arps, Slate, Meagher & Flom LLP
              300 South Grand Avenue
              Los Angeles, California 90071-3144
              Attention:  Michael A. Woronoff, Esq.
              Telephone:  (213) 687-5253
              Facsimile:  (213) 687-5600

          (d) if to NICC or VMC, to:

              VISN Management Corp.
              810 Twelfth Avenue South
              Nashville, Tennessee  37203
              Attention:  Wilford V. Bane
              Telephone:  (615) 742-5451
              Facsimile: (615) 742-5404

              with a copy to:

              Clifford Chance Rogers & Wells LLP
              200 Park Avenue
              New York, New York 10166-0153
              Attention:  Steven A. Hobbs, Esq.
              Telephone:  (212) 878-8000
              Facsimile: (212) 878-8375

     12.5 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns; provided, that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any Party may be assigned or delegated without the prior written consent of each of the other Parties and any purported assignment in violation hereof shall be null and void.

     12.6 Entire Agreement. This Agreement, the Related Documents, and any agreements set forth as an exhibit to this Agreement or any Related Document constitute the entire agreement between the Parties hereto and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

     12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

     12.8 Amendment. This Agreement may be modified or amended only by an instrument in writing signed by all of the Parties.

     12.9 Gender, etc. Whenever the context may require, any pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa. Whenever used herein, the terms "include," "includes" and "including" shall mean to include without limitation.

     12.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.11 No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.


                                   HALLMARK ENTERTAINMENT, INC.

                                   By:  /s/ WILLIAM J. ALIBER
                                      -----------------------------------
                                   Name:    William J. Aliber
                                   Title:   Chief Financial Officer

                                   CROWN MEDIA, INC.

                                   By:  /s/ WILLIAM J. ALIBER
                                      -----------------------------------
                                   Name:    William J. Aliber
                                   Title:   Chief Financial Officer

                                   LIBERTY MEDIA CORPORATION
                                   By:  /s/ DAVID KOFF
                                      -----------------------------------
                                   Name:    David Koff
                                   Title:

                                   VISION GROUP INCORPORATED
                                   By:  /s/ DAVID KOFF
                                      -----------------------------------
                                   Name:    David Koff
                                   Title:

                                   VISN MANAGEMENT CORP.
                                   By:  /s/ WILFORD V. BANE
                                      -----------------------------------
                                   Name:    Wilford V. Bane
                                   Title:   Chair, VMC

                                   NATIONAL INTERFAITH CABLE COALITION, INC.
                                   By:  /s/ DAVID PAUL MATTHEWS
                                      -----------------------------------
                                   Name:    David Paul Matthews
                                   Title:   Chairman of the Board of Trustees


                 [SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT]

                                   CHASE EQUITY ASSOCIATES, L.L.C.
                                   By:  Chase Capital Partners, as Manager

                                   By:  /s/ ARNOLD CHAVKIN
                                      -----------------------------------
                                   Name: Arnold Chavkin
                                   Title:


                                   CROWN MEDIA HOLDINGS, INC.
                                   By: /s/ WILLIAM J. ALIBER
                                      -----------------------------------
                                   Name: William J. Aliber
                                   Title: Chief Financial Officer


                 [SIGNATURE PAGE TO THE CONTRIBUTION AGREEMENT]

                              DISCLOSURE SCHEDULE



Item 4.1                 Corporate Existence

Item 4.2                 Power and Authority

Item 4.4(a)              Capitalization

Item 4.5                 Consents and Approvals

Item 4.10                Taxes

Item 4.14                Licenses

Item 4.15                Intellectual Property

Item 4.16                Material Agreements

Item 4.17                Distributors

Item 4.18                Plans

Item 6.1                 Corporate Existence

Item 7.13                Conduct of the Business



Crown Media Holdings, Inc. will supplementally file a copy of the omitted Schedules with the Securities and Exchange Commission upon request.